                                                               Exhibit 99


                                 [FARMER MAC LOGO]
                                      NEWS


FOR IMMEDIATE RELEASE                             CONTACT
April 28, 2005                                                    Jerome Oslick
                                                                   202-872-7700


                    Farmer Mac Reports First Quarter Results


     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported U.S. GAAP net income for first quarter 2005 of $4.9 million or $0.42 per diluted share, compared to $9.8 million or $0.82 per diluted share for fourth quarter 2004 and $7.8 million or $0.64 per diluted share for first quarter 2004. Core earnings were $6.3 million or $0.53 per diluted share for first quarter 2005, compared to $9.9 million or $0.82 per diluted share for fourth quarter 2004 and $5.9 million or $0.48 per diluted share for first quarter 2004. Fourth quarter 2004 results included the release of approximately $5.3 million from the allowance for losses, which increased both GAAP net income and core earnings by $0.28 per diluted share in that quarter.

     Farmer Mac reports its "core earnings," a non-GAAP measure, in addition to GAAP earnings. Farmer Mac uses the core earnings measure to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of the derivative accounting standards.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Reflecting the effectiveness of Farmer Mac's ongoing credit risk management and the strength of the U.S. agricultural economy, the portfolio of loans underlying Farmer Mac's guarantees and LTSPCs continues to perform well. We are pleased that, as of March 31, 2005, 90-day delinquencies in Farmer Mac's portfolio remained at low levels, in terms of both dollars and percentages. Those delinquencies, which were $45.8 million, represented 1.04 percent of the portfolio, compared to $57.4 million and 1.17 percent as of March 31, 2004 and $76.2 million and 1.58 percent as of March 31, 2003. Similarly, real estate owned (REO) was reduced to $4.1 million as of March 31, 2005 from $12.3 million as of March 31, 2004.

     "Accordingly, Farmer Mac determined that the appropriate level of allowance for losses as of March 31, 2005 was $16.3 million. This determination reflects Farmer Mac's continuing evaluation of the overall credit quality of its portfolio, the strong U.S. agricultural economy, the recent upward trends in agricultural land values and the reduction in Farmer Mac's outstanding guarantees and commitments. This resulted in the release of approximately $0.7 million from the allowance for losses in first quarter 2005. As of March 31, 2005, the allowance for losses of $16.3 million was 37 basis points relative to the outstanding Farmer Mac I portfolio, compared to $17.1 million and 37 basis points as of December 31, 2004 and $22.2 million and 45 basis points as of March 31, 2004.

     "For first quarter 2005, new business volume was $95.5 million. As in recent quarters, Farmer Mac's new business was slowed by the continuation of previously mentioned factors, including the liquidity of agricultural borrowers, the available capital and liquidity of agricultural lenders, and regulatory conditions. Looking forward, Farmer Mac's Board and management are focused on the long-term growth of the business and the development of innovative ways to serve the financing needs of rural America, and remain confident of opportunities for growth and increased business volume."

Non-GAAP Performance Measures

     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures. Farmer Mac uses the latter measures to develop financial plans, to gauge corporate performance and to set incentive compensation because, in management's view, the non-GAAP measures more accurately represent Farmer Mac's economic performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate Farmer Mac's historical and future performance. Farmer Mac's disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

     Farmer Mac developed the non-GAAP measure "core earnings" to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, the GAAP measure is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac's mortgage portfolio. Because the effects of financial derivatives under FAS 133 included in the GAAP measure are driven by fluctuations in interest rates that cannot reliably be predicted, Farmer Mac does not project GAAP net income available to common stockholders.

     The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

        Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
----------------------------------------------------------------------------------------------------
                                                     Three Months Ended
                                  ------------------------------------------------------------------
                                        March 31,           December 31,             March 31,
                                          2005                  2004                   2004
                                  --------------------- ---------------------  ---------------------
                                               (in thousands, except per share amounts)
                                                Per                   Per                    Per
                                              Diluted               Diluted                Diluted
                                               Share                 Share                  Share
                                             ----------            ----------             ----------
GAAP net income available
   to common stockholders          $ 4,912     $ 0.42    $ 9,837     $ 0.82     $ 7,827     $ 0.64

Less the effects of FAS 133:
   Unrealized gains/(losses)
    on financial derivatives and
    trading assets, net of tax      (1,353)     (0.11)       (45)      0.00       1,825       0.15

   Benefit from non-amortization
    of premium payments
    on financial derivatives,
    net of tax                           -          -          -          -          76       0.01


                                  ---------- ---------- ---------- ----------  ---------- ----------
Core earnings                      $ 6,265     $ 0.53    $ 9,882     $ 0.82     $ 5,926     $ 0.48
                                  ---------- ---------- ---------- ----------  ---------- ----------

     Later in this release, Farmer Mac provides additional information about the impact of FAS 133 on GAAP net income available to common stockholders.

Net Interest Income

     Net interest income, which does not include guarantee fees from loans purchased and retained prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was $7.8 million for first quarter 2005, compared to $8.0 million for fourth quarter 2004 and $9.5 million for first quarter 2004. The net interest yield was 85 basis points for first quarter 2005, compared to 88 basis points for fourth quarter 2004 and 93 basis points for first quarter 2004. The effect of FAS 140 for first quarter 2005 was the reclassification of guarantee fee income as interest income in the amount of $0.9 million (10 basis points), compared to $1.0 million (11 basis points) in fourth quarter 2004 and $1.1 million (10 basis points) in first quarter 2004.

     Based on guidance provided by the SEC to all registrants, Farmer Mac classifies the net interest income and expense realized on financial derivatives that are not in fair value or cash flow hedge relationships as gains and losses on financial derivatives and trading assets. This classification resulted in reductions of the net interest yield of 4 basis points, 5 basis points and 4 basis points for first quarter 2005, fourth quarter 2004 and first quarter 2004, respectively.

     The net interest yields for first quarter 2005, fourth quarter 2004 and first quarter 2004 included the benefits of yield maintenance payments of 17 basis points, 11 basis points and 11 basis points, respectively. Yield maintenance payments represent the present value of expected future interest income streams and accelerate the recognition of interest income from the related loans. Because the timing and size of these payments vary greatly, variations should not be considered indicative of positive or negative trends to gauge future financial results. For first quarter 2005, yield maintenance payments increased net income by $1.0 million or $0.08 per diluted share, compared to $0.7 million or $0.05 per diluted share for fourth quarter 2004 and $0.8 million or $0.06 per diluted share for first quarter 2004.

Guarantee and Commitment Fees

     Guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and LTSPCs, were $5.0 million for first quarter 2005, compared to $5.2 million for both fourth and first quarter 2004. As discussed above, the effect of FAS 140 classified $0.9 million of guarantee fee income as interest income in first quarter 2005, compared to $1.0 million in fourth quarter 2004, and $1.1 million in first quarter 2004.

Representation and Warranty Claims Income

     During first quarter 2005 and fourth quarter 2004, Farmer Mac recovered $0.1 million and $1.0 million, respectively, from sellers for breaches of representations and warranties associated with prior sales of agricultural mortgage loans to Farmer Mac. Farmer Mac had previously charged off those amounts as losses on the related loans. Farmer Mac had no representation and warranty claims income in first quarter 2004.

Operating Expenses

     Compensation and employee benefits for first quarter 2005, fourth quarter 2004 and first quarter 2004 were $1.8 million. General and administrative expenses for first quarter 2005 were $2.0 million, compared to $2.9 million for fourth quarter 2004 and $2.1 million for first quarter 2004. The decrease from fourth quarter 2004 to first quarter 2005 was largely attributable to professional fees incurred in the earlier quarter in connection with compliance with the Sarbanes-Oxley Act of 2002 and FCA requirements. Regulatory fees for first quarter 2005 were $0.6 million, compared to $0.6 million for fourth quarter 2004 and $0.4 million for first quarter 2004. FCA has advised the Corporation that its fees for the federal fiscal year ending September 30, 2005 are estimated to be $2.3 million. FCA's regulatory fees charged to Farmer Mac for the federal fiscal year ended September 30, 2004 were $2.0 million, compared to $1.8 million for 2003.

Capital

     Farmer Mac's core capital totaled $235.6 million as of March 31, 2005, compared to $237.7 million as of December 31, 2004 and $223.7 million as of March 31, 2004. The regulatory methodology for calculating core capital excludes the effects on capital of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income/(loss). Farmer Mac's core capital as of March 31, 2005 exceeded the statutory minimum capital requirement of $127.9 million by $107.7 million.

     Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by FCA ("RBC test") pursuant to federal statute. The RBC test determines the amount of regulatory capital (core capital plus the allowance for losses excluding the REO valuation allowance) Farmer Mac would need to maintain positive capital during a ten-year stress period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock equal to the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury note rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of March 31, 2005, the RBC test generated an estimated risk-based capital requirement of $58.9 million, compared to the risk-based capital requirement of $37.1 million as of December 31, 2004 and $42.1 million as of March 31, 2004. The increase in this requirement is predominantly associated with the increase in interest rates that occurred during first quarter 2005. Farmer Mac's regulatory capital of $251.9 million as of March 31, 2005 exceeded the RBC requirement by approximately $193.0 million. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

     During first quarter 2005, Farmer Mac repurchased 291,454 shares of its Class C Non-Voting Common Stock, at an average price of $20.35 per share, pursuant to the Corporation's previously announced stock repurchase program. These repurchases reduced the Corporation's capital by approximately $5.9 million. During fourth quarter 2004, Farmer Mac repurchased 228,297 shares of its Class C Non-Voting Common Stock, at an average price of $21.10 per share, reducing the Corporation's capital by approximately $4.8 million.

Credit

     From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of many Farmer Mac I loans. Analysis of the portfolio by geographic and commodity distribution indicates that 90-day delinquencies and other non-performing assets have been and are expected to be most prevalent in the geographic areas and in agricultural commodities that do not receive significant government support.

     As of March 31, 2005, Farmer Mac's 90-day delinquencies totaled $45.8 million, representing 1.04 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act ("1996 Act") Farmer Mac I Guaranteed Securities and LTSPCs, compared to $57.4 million (1.17 percent) as of March 31, 2004. The 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

     As of March 31, 2005, non-performing assets totaled $70.3 million, representing 1.59 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $91.3 million (1.86 percent) as of March 31, 2004. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan), or REO. As of March 31, 2005, Farmer Mac had $4.1 million of REO, compared to $3.8 million as of December 31, 2004 and $12.3 million as of March 31, 2004. Prior to acquisition of property securing a loan, Farmer Mac develops a liquidation strategy that results in either an immediate sale or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and the requirements of local law.

     As part of Farmer Mac's continuing evaluation of the overall credit quality of its portfolio, the strong U.S. agricultural economy, the recent upward trends in agricultural land values and the reduction in Farmer Mac's outstanding guarantees and commitments, Farmer Mac determined that the appropriate level of allowance for losses as of March 31, 2005 was $16.3 million. This resulted in the release of approximately $0.7 million from the allowance for losses in first quarter 2005. As of March 31, 2005, the allowance for losses was $16.3 million and 37 basis points relative to the outstanding Farmer Mac I portfolio, compared to $17.1 million and 37 basis points as of December 31, 2004 and $22.2 million and 45 basis points as of March 31, 2004.

     The following table summarizes the changes in the components of Farmer Mac's allowance for losses for the three months ended March 31, 2005. The contingent obligation for probable losses is a component of Farmer Mac's guarantee and commitment obligation.


                                                                                       Contingent
                                            Allowance         REO                      Obligation        Total
                                             for Loan      Valuation      Reserve     for Probable     Allowance
                                              Losses       Allowance    for Losses       Losses        for Losses
                                           -------------  ------------  ------------ ---------------  -------------
                                                                       (in thousands)
Balances as of December 31, 2004              $ 4,395           $ -      $ 10,729         $ 1,977        $17,101
     Provision for losses                        (584)          120          (183)            (38)          (685)
     Net charge-offs                               35          (120)            -               -            (85)
                                           -------------  ------------  ------------ ---------------  -------------
Balances as of March 31, 2005                 $ 3,846           $ -      $ 10,546         $ 1,939        $16,331
                                           -------------  ------------  ------------ ---------------  -------------

     As of March 31, 2005, Farmer Mac analyzed $94.1 million of its assets for collateral shortfalls. Of the $94.1 million of assets analyzed, $81.7 million were adequately collateralized, while $12.4 million were under-collateralized. The individual collateral shortfalls totaled $0.9 million. Accordingly, Farmer Mac allocated specific allowances of $0.9 million to those under-collateralized assets as of March 31, 2005. After the allocation of specific allowances from the total allowance for losses of $16.3 million, the non-specific or general allowance for inherent probable losses totaled $15.4 million.

     During first quarter 2005, Farmer Mac charged off $0.1 million of losses against the allowance for losses, compared to charge offs of $0.1 million in fourth quarter 2004 and $1.5 million in first quarter 2004. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates.

     Based on Farmer Mac's analysis of its entire portfolio, individual loan-by-loan analyses and loan collection experience, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.

Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of its Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of March 31, 2005, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have decreased MVE by 3.1 percent, while a parallel decrease of 100 basis points would have increased MVE by 1.6 percent. As of March 31, 2005, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 2.4 percent, while a parallel decrease of 100 basis points would have decreased NII by 0.5 percent. Farmer Mac's duration gap, another measure of interest rate risk, was plus 1.8 months as of March 31, 2005.

     The economic effects of all financial derivatives are included in the MVE, NII and duration gap analyses. As an alternative to long-term fixed-rate debt issuance, Farmer Mac issues short-term debt and enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed" interest rate swaps are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of March 31, 2005, Farmer Mac had $650.5 million notional amount of floating-to-fixed interest rate swaps for terms ranging from 1 to 15 years. In addition, Farmer Mac enters into "fixed-to-floating" interest rate swaps and "basis swaps" to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of March 31, 2005, Farmer Mac had $788.3 million notional amount of such interest rate swaps.

     Farmer Mac uses financial derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's financial derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of March 31, 2005, Farmer Mac had no uncollateralized net exposure to any counterparty.

Financial Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its financial derivatives under FAS 133. During first quarter 2005, the decrease in net after-tax income resulting from FAS 133 was $1.4 million and the net after-tax increase in accumulated other comprehensive income was $12.2 million. During fourth quarter 2004, the decrease in net after-tax income resulting from FAS 133 was $0.1 million and the net after-tax increase in accumulated other comprehensive income was $7.1 million. For first quarter 2004, the increase in net after-tax income resulting from FAS 133 was $1.9 million and the net after-tax decrease in accumulated other comprehensive income was $12.4 million. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Regulatory Matters

     Regulatory actions continue to affect Farmer Mac's business outlook. Both FCA, the federal regulator of both Farmer Mac and the primary lenders in the Farm Credit System (FCS), and the Farm Credit System Insurance Corporation (FCSIC), a U.S. Government controlled corporation managed by a three-member board of directors composed of the members of the FCA Board, have cautioned FCS institutions about doing business with GSEs, including Farmer Mac, and FCSIC raised technical objections to FCS institutions' use of Farmer Mac Guaranteed Securities swaps.

     During second quarter 2004, FCA published a proposed regulation relating to Farmer Mac's investments and liquidity. Farmer Mac expects to be able to comply with the regulation if it is adopted in its current form, though analysis indicates it could limit future increases in Farmer Mac's non-program investment portfolio and the related net interest income. The Corporation disagrees with certain aspects of the proposed regulation and submitted comments on the proposal to FCA accordingly.

     During third quarter 2004, FCA published a proposed regulation that, if adopted as proposed, could adversely affect Farmer Mac's business by establishing a new risk-weight allocation of capital applicable to Farmer Mac transactions with FCS institutions, a major segment of Farmer Mac's customer base. That proposed regulation would have an effective date eighteen months after the final regulation is published. As set forth in prior disclosures, Farmer Mac disagrees with the proposed regulation as it would affect the Corporation, and has submitted a comment letter to FCA setting forth its position.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors could cause Farmer Mac's actual results or events to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the rate and direction of development of the secondary market for agricultural mortgage loans; (2) the possible establishment of additional statutory or regulatory restrictions or constraints on Farmer Mac that could hamper its growth or diminish its profitability; (3) increases in general and administrative expenses attributable to growth of the business and the regulatory environment, including the hiring of additional personnel with expertise in key functional areas; (4) legislative or regulatory developments or interpretations of Farmer Mac's statutory charter that could adversely affect Farmer Mac, the ability of Farmer Mac to offer new products or the ability or motivation of certain lenders to participate in its programs or the terms of any such participation, or increase the cost of regulation and related corporate activities; (5) possible reaction in the financial markets to events involving government-sponsored enterprises other than Farmer Mac; (6) Farmer Mac's access to the debt markets at favorable rates and terms; (7) the possible effect of the risk-based capital requirement, which could, under certain circumstances, be in excess of the statutory minimum capital requirement; (8) the rate of growth in agricultural mortgage indebtedness; (9) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (10) borrower preferences for fixed-rate agricultural mortgage indebtedness; (11) competitive pressures in the purchase of agricultural mortgage loans and the sale of agricultural mortgage backed securities and debt securities; (12) substantial changes in interest rates, agricultural land values, commodity prices, export demand for U.S. agricultural products, the general economy and other factors that may affect delinquency levels and credit losses; (13) protracted adverse weather, market or other conditions affecting particular geographic regions or particular commodities related to agricultural mortgage loans backing Farmer Mac I Guaranteed Securities or under LTSPCs; (14) the willingness of investors to invest in agricultural mortgage-backed securities; or (15) the effects on the agricultural economy or the value of agricultural real estate of any changes in federal assistance for agriculture. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 16, 2005. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's first quarter 2005 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Friday, April 29, 2005, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.

                                     * * * *


                                      Federal Agricultural Mortgage Corporation
                                             Consolidated Balance Sheets
                                                    (unaudited)
                                                   (in thousands)

                                                            March 31,         December 31,           March 31,
                                                              2005                2004                 2004
                                                        ----------------   ------------------   ------------------
Assets:
   Cash and cash equivalents                                $ 424,041            $ 430,504            $ 336,245
   Investment securities                                    1,130,246            1,056,143            1,107,471
   Farmer Mac Guaranteed Securities                         1,326,868            1,376,847            1,420,890
   Loans held for sale                                         31,186               15,281               32,754
   Loans held for investment                                  833,712              871,988              946,617
     Allowance for loan losses                                 (3,846)              (4,395)              (7,671)
                                                        ----------------   ------------------   ------------------
        Loans, net                                            861,052              882,874              971,700
   Real estate owned, net of valuation allowance
     of zero, zero and $0.2 million                             4,118                3,845               12,284
   Financial derivatives                                        5,888                1,499                2,789
   Interest receivable                                         38,133               58,131               37,153
   Guarantee and commitment fees receivable                    17,986               19,871               14,714
   Deferred tax asset, net                                      6,348                6,518               13,839
   Prepaid expenses and other assets                           25,509               10,585               28,505
                                                        ----------------   ------------------   ------------------
    Total Assets                                          $ 3,840,189          $ 3,846,817          $ 3,945,590
                                                        ----------------   ------------------   ------------------
Liabilities and Stockholders' Equity:
   Notes payable:
    Due within one year                                   $ 2,616,061          $ 2,620,172          $ 2,288,511
    Due after one year                                        878,687              862,201            1,291,956
                                                        ----------------   ------------------   ------------------
     Total notes payable                                    3,494,748            3,482,373            3,580,467
   Financial derivatives                                       36,933               47,793               80,567
   Accrued interest payable                                    24,771               25,511               28,425
   Guarantee and commitment obligation                         16,781               16,869               13,597
   Accounts payable and accrued expenses                       20,122               26,690               16,819
   Reserve for losses                                          10,546               10,729               11,952
                                                        ----------------   ------------------   ------------------
    Total Liabilities                                       3,603,901            3,609,965            3,731,827
   Preferred stock                                             35,000               35,000               35,000
   Common stock at par                                         11,533               11,822               12,070
   Additional paid-in capital                                  85,681               87,777               88,968
   Accumulated other comprehensive income/(loss)                  699                 (882)              (9,945)
   Retained earnings                                          103,375              103,135               87,670
                                                        ----------------   ------------------   ------------------
   Total Stockholders' Equity                                 236,288              236,852              213,763
                                                        ----------------   ------------------   ------------------
    Total Liabilities and Stockholders' Equity            $ 3,840,189          $ 3,846,817          $ 3,945,590
                                                        ----------------   ------------------   ------------------

                      Federal Agricultural Mortgage Corporation
                        Consolidated Statements of Operations
                                     (unaudited)
                      (in thousands, except per share amounts)

                                                             Three Months Ended
                                                  ------------------------------------------
                                                     March 31,     December 31,   March 31,
                                                       2005           2004          2004
                                                  -------------- -------------- ------------

Interest income:
  Investments and cash equivalents                   $ 12,587       $ 10,528      $ 8,335
  Farmer Mac Guaranteed Securities                     17,081         16,668       16,628
  Loans                                                12,121         12,412       14,125
                                                  -------------- -------------- ------------
     Total interest income                             41,789         39,608       39,088
Interest expense                                       33,983         31,636       29,621
                                                  -------------- -------------- ------------
Net interest income                                     7,806          7,972        9,467
Provision for loan losses                                 584            830       (2,793)
                                                  -------------- -------------- ------------
Net interest income after provision for loan losses     8,390          8,802        6,674

Guarantee and commitment fees                           4,956          5,235        5,222
Gains/(losses) on financial derivatives
   and trading assets                                  (1,709)           399        3,248
Gains/(losses) on the sale of real estate owned           (13)           642         (282)
Representation and warranty claims income                  79          1,000            -
Other income                                              320            126          522
                                                  -------------- -------------- ------------
     Total revenues                                    12,023         16,204       15,384
                                                  -------------- -------------- ------------

Expenses:
  Compensation and employee benefits                    1,775          1,809        1,797
  General and administrative                            1,990          2,868        2,071
  Regulatory fees                                         576            576          412
  Real estate owned operating costs, net                  (22)            (4)          75
  Provision for losses                                   (101)        (4,427)      (1,178)
                                                  -------------- -------------- ------------
     Total operating expenses                           4,218            822        3,177
                                                  -------------- -------------- ------------
Income before income taxes                              7,805         15,382       12,207
Income tax expense                                      2,333          4,985        3,820
                                                  -------------- -------------- ------------
Net income                                              5,472         10,397        8,387
Preferred stock dividends                                (560)          (560)        (560)
                                                  -------------- -------------- ------------
Net income available to common stockholders           $ 4,912        $ 9,837      $ 7,827
                                                  -------------- -------------- ------------

Earnings per common share:
    Basic earnings per common share                    $ 0.42         $ 0.83       $ 0.65
    Diluted earnings per common share                  $ 0.42         $ 0.82       $ 0.64
    Common stock dividends                             $ 0.10         $ 0.10          $ -

                      Federal Agricultural Mortgage Corporation
                            Supplemental Information

     The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.


                     Farmer Mac Purchases, Guarantees and LTSPCs
-------------------------------------------------------------------------------------------
                                       Farmer Mac I
                               ------------------------------
                                 Loans and
                                 Guaranteed
                                 Securities       LTSPCs       Farmer Mac II       Total
                               -------------- --------------- ---------------- ------------
                                                     (in thousands)
For the quarter ended:

   March 31, 2005                $ 18,540        $ 33,282         $ 43,634        $ 95,456
   December 31, 2004               28,211          34,091           55,122         117,424
   September 30, 2004              23,229          84,097           49,798         157,124
   June 30, 2004                   27,520         127,098           34,671         189,289
   March 31, 2004                  25,444         147,273           34,483         207,200
   December 31, 2003               25,148         218,097           44,971         288,216
   September 30, 2003              42,760         199,646          106,729         349,135
   June 30, 2003                   65,615         179,025           77,636         322,276
   March 31, 2003                  59,054         166,574           41,893         267,521

For the year ended:
   December 31, 2004              104,404         392,559          174,074         671,037
   December 31, 2003              192,577         763,342          271,229       1,227,148

                 Outstanding Balance of Farmer Mac Loans, Guarantees and LTSPCs (1)
----------------------------------------------------------------------------------------------------------------
                                               Farmer Mac I
                               -----------------------------------------------
                                       Post-1996 Act
                               -------------------------------
                                 Loans and
                                 Guaranteed                       Pre-1996
                                 Securities        LTSPCs            Act         Farmer Mac II        Total
                               ---------------  --------------  --------------  ---------------- ----------------
                                                                (in thousands)
As of:
  March 31, 2005                $ 2,247,595      $2,209,792        $ 17,236         $ 777,465      $ 5,252,088
  December 31, 2004               2,371,405       2,295,103          18,640           768,542        5,453,690
  September 30, 2004              2,406,133       2,381,006          18,909           742,474        5,548,522
  June 30, 2004                   2,521,026       2,390,779          22,155           715,750        5,649,710
  March 31, 2004                  2,566,412       2,382,648          22,261           722,978        5,694,299
  December 31, 2003               2,696,530       2,348,702          24,734           729,470        5,799,436
  September 30, 2003 (2)          2,721,775       2,174,182          25,588           720,584        5,642,129
  June 30, 2003                   2,108,180       2,790,480          28,057           668,899        5,595,616
  March 31, 2003                  2,111,861       2,732,620          29,216           650,152        5,523,849

                               Outstanding Balance of Loans Held and Loans Underlying
                                 On-Balance Sheet Farmer Mac Guaranteed Securities
----------------------------------------------------------------------------------------------------------------
                                 Fixed Rate
                                (10-yr. Wtd.          5-to-10-Year         1-Month-to-3-Year
                                 Avg. Term)          ARMs and Resets             ARMs                  Total
                            --------------------   ------------------   ----------------------   ----------------
                                                               (in thousands)
As of:
     March 31, 2005              $ 828,985            $ 822,275                $ 492,358            $ 2,143,618
     December 31, 2004             763,210              923,520                  533,686              2,220,416
     September 30, 2004            753,205              929,641                  520,246              2,203,092
     June 30, 2004                 782,854              978,531                  529,654              2,291,039
     March 31, 2004                818,497              978,263                  548,134              2,344,894
     December 31, 2003             860,874            1,045,217                  542,024              2,448,115
     September 30, 2003            865,817            1,037,168                  535,915              2,438,900
     June 30, 2003                 889,839            1,064,824                  511,700              2,466,363
     March 31, 2003                880,316            1,057,310                  515,910              2,453,536

                                        Non-performing Assets and 90-Day Delinquencies
----------------------------------------------------------------------------------------------------------------------------------
                          Outstanding
                         Post-1996 Act                                           Less:
                            Loans,              Non-                            REO and
                         Guarantees and       performing                       Performing          90-Day
                             LTSPCs           Assets (3)       Percentage     Bankruptcies      Delinquencies (4)     Percentage
                       ------------------  ---------------   -------------  ----------------  ---------------------  -------------
                                                                (dollars in thousands)
As of:
   March 31, 2005         $ 4,433,087         $ 70,349           1.59%          $ 24,561            $ 45,788              1.04%
   December 31, 2004        4,642,208           50,636           1.09%            25,353              25,283              0.55%
   September 30, 2004       4,756,839           75,022           1.58%            27,438              47,584              1.01%
   June 30, 2004            4,882,505           69,751           1.43%            36,978              32,773              0.68%
   March 31, 2004           4,922,759           91,326           1.86%            33,951              57,375              1.17%
   December 31, 2003        5,020,032           69,964           1.39%            39,908              30,056              0.60%
   September 30, 2003       4,871,756           84,583           1.74%            37,442              47,141              0.98%
   June 30, 2003            4,875,059           80,169           1.64%            28,883              51,286              1.06%
   March 31, 2003           4,820,887           94,822           1.97%            18,662              76,160              1.58%

                         Distribution of Post-1996 Act Non-performing Assets
                          and 90-Day Delinquencies by Original LTV Ratio (5)
                                         as of March 31, 2005
-----------------------------------------------------------------------------------------------------
                                     (dollars in thousands)
                             Non-performing                           90-Day
  Original LTV Ratio             Assets           Percentage       Delinquencies      Percentage
-----------------------    -------------------   ------------    ----------------   -------------
   0.00% to 40.00%                $ 7,308             11%             $ 6,400             14%
  40.01% to 50.00%                 11,180             16%               6,265             14%
  50.01% to 60.00%                 32,142             45%              17,761             39%
  60.01% to 70.00%                 18,226             26%              14,786             32%
  70.01% to 80.00%                  1,493             2%                  576              1%
  80.01% +                              -             0%                    -              0%
                           -------------------   ------------     ----------------   -------------
                 Total           $ 70,349           100%             $ 45,788            100%
                           -------------------   ------------     ----------------   -------------

                                Distribution of Post-1996 Act Non-performing Assets
                                 and 90-Day Delinquencies by Loan Origination Date
                                                 as of March 31, 2005
--------------------------------------------------------------------------------------------------------------------
                                                (dollars in thousands)
                     Outstanding
                    Post-1996 Act
     Loan               Loans,
  Origination         Guarantees         Non-performing                              90-Day
     Date             and LTSPCs             Assets             Percentage        Delinquencies       Percentage
----------------  -------------------   ------------------  -------------------  ----------------  -----------------
  Before 1994          $ 500,684            $ 3,658               0.73%              $ 3,035            0.61%
     1994                121,245              1,436               1.18%                1,436            1.18%
     1995                120,520              2,787               2.31%                2,164            1.80%
     1996                276,797              6,026               2.18%                4,053            1.47%
     1997                333,426             11,857               3.56%                7,111            2.16%
     1998                539,898             12,216               2.26%                6,029            1.13%
     1999                540,729             13,126               2.43%                9,371            1.75%
     2000                309,027              8,792               2.85%                4,835            1.58%
     2001                491,655              9,655               1.96%                7,357            1.50%
     2002                548,008                796               0.15%                  397            0.07%
     2003                432,524                  -               0.00%                    -            0.00%
     2004                174,319                  -               0.00%                    -            0.00%
     2005                 44,255                  -               0.00%                    -            0.00%
                  -------------------   ------------------  -------------------  ----------------  -----------------
          Total      $ 4,433,087           $ 70,349               1.59%             $ 45,788            1.04%
                  -------------------   ------------------  -------------------  ----------------  -----------------

(1) Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2) The Loans and Guaranteed Securities and LTSPCs amounts reflect the conversion of $722.3 million of existing LTSPCs to Guaranteed Securities during third quarter 2003 at the request of a program participant.
(3) Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) or real estate owned.
(4) 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.
(5) Original LTV ratio is calculated by dividing the loan principal balance at the time of guarantee, purchase or commitment by the appraised value at the date of loan origination or, when available, the updated appraised value at the time of guarantee, purchase or commitment.